Exhibit 10.1

1996 STOCK INCENTIVE PLAN OF BUCA, INC. AND

AFFILIATED COMPANIES

Restricted Stock Agreement

Name of Recipient:

No. of Shares Covered:	Date of Grant:

Vesting Schedule pursuant to Section 2 (Cumulative):

No. of Shares	Date

This is a Restricted Stock Agreement (the “Agreement”) between BUCA, Inc., a Minnesota corporation (the “Company”), and the recipient identified above (the “Recipient”), effective as of the date of grant specified above.

RECITALS

WHEREAS, the Company maintains the 1996 Stock Incentive Plan of BUCA, Inc. and Affiliated Companies (as amended, the “Plan”);

WHEREAS, the Board of Directors of the Company (the “Board”) has granted the Compensation Committee of the Board (the “Committee”) the authority to determine the awards to be granted under the Plan; and

WHEREAS, the Committee has determined that the Recipient is eligible to receive an award under the Plan in the form of shares of restricted stock.

NOW, THEREFORE, the Company hereby grants this award of restricted shares to the Recipient under the terms and conditions as follows.

TERMS AND CONDITIONS*

1.	Grant of Restricted Stock.

(a) Subject to the terms and conditions of this Agreement, the Company hereby grants to the Recipient the number of shares of common stock of the Company (the “Shares”) specified at the beginning of this Agreement. These Shares are subject to the restrictions provided for in this Agreement and are referred to collectively as the “Restricted Shares” and each as a “Restricted Share.”

*	Unless the context indicates otherwise, terms that are not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

(b) The Restricted Shares will be evidenced by the issuance of a stock certificate or certificates registered in the name of the Recipient and shall bear the restrictive legends specified in Section 6 hereof. The Company will retain custody of any certificate representing the Restricted Shares and the Recipient shall tender to the Company a stock power duly executed in blank relating to such custody. The Recipient may not sell, assign, transfer or otherwise dispose of, or mortgage, pledge or otherwise encumber any of the Restricted Shares. All restrictions provided for in this Agreement will apply to each Restricted Share and to any other securities distributed with respect to that Restricted Share until such Restricted Shares have vested in the Recipient in accordance with the terms and conditions of this Agreement. Any attempt to sell, assign, transfer or otherwise dispose of, or mortgage, pledge or otherwise encumber any of the Restricted Shares contrary to the provisions hereof, and any attempt to levy any attachment or pursue any similar process with respect to them, shall be null and void. Each Restricted Share will remain restricted, and subject to forfeiture to the Company unless and until that Restricted Share has vested in the Recipient in accordance with the terms and conditions of the Agreement.

2.	Vesting. The Restricted Shares that have not previously been forfeited will vest in the numbers and on the dates specified in the Vesting Schedule at the beginning of this Agreement. In addition, the Restricted Shares that have not previously vested or been forfeited will vest immediately upon the first to occur of the following events: (i) death of the Recipient; (ii) Disability (as defined below) of the Recipient; and (iii) a Fundamental Change (as defined below). For purposes of this Agreement, “Disability” of the Recipient means any physical or mental incapacitation whereby the Recipient is therefore unable for a period of 12 consecutive months, or for an aggregate 12 months in any 24 consecutive month period, to perform the Recipient’s duties for the Company thereof. “Fundamental Change” shall mean a dissolution or liquidation of the Company, a sale of substantially all of the assets of the Company, a merger or consolidation of the Company with or into any other corporation, regardless of whether the Company is the surviving corporation, or a statutory share exchange involving capital stock of the Company.

3.	Lapse of Restrictions; Issuance of Unrestricted Shares. Upon the vesting of any Restricted Shares, (i) such vested Restricted Shares will no longer be subject to forfeiture as provided in Section 4 of this Agreement, (ii) all restrictions on the Restricted Shares will lapse, and (iii) the Company will, subject to the provisions of the Plan, issue to the Recipient a certificate evidencing the Restricted Shares that is free of any transfer or other restrictions arising under this Agreement.

4.	Forfeiture. If the Recipient’s employment with the Company is terminated for any reason, whether by the Company, by the Recipient or otherwise, voluntarily or involuntarily (other than as a result of death, Disability or a Fundamental Change), then the Restricted Shares shall be forfeited by the Recipient to the Company (the “Forfeiture”); provided, however, that the Committee may, when it finds that waiver would be in the best interest of the Company, waive the Forfeiture with respect to some or all of the Restricted Shares. In the event of a Forfeiture of any of the Restricted Shares, the Recipient shall have no right, title or interest whatever in such Restricted Shares.

5.	Shareholder Rights. As of the date of issuance of the Restricted Shares, the Recipient shall have all of the rights of a shareholder of the Company with respect to the Restricted Shares (including voting rights and the right to receive dividends and other distributions), except as otherwise specifically provided in this Agreement.

6.	Restrictive Legends and Stop-Transfer Orders.

(a)	The certificate representing the Restricted Shares shall bear the following legend: “THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, OR OTHERWISE DISPOSED OF, OR MORTGAGED, PLEDGED OR OTHERWISE ENCUMBERED, AND ARE SUBJECT TO THE TERMS OF A RESTRICTED STOCK AGREEMENT BETWEEN THE COMPANY AND THE SHAREHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”

(b) The Recipient agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any.

(c) The Company shall not be required (i) to transfer on its books any Restricted Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of the Restricted Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom the Restricted Shares shall have been so transferred.

7.	Employment. This Agreement shall not give the Recipient any right to continued employment with the Company or any parent or subsidiary thereof, and the Company or any parent or subsidiary thereof employing the Recipient may terminate such employment or otherwise treat the Recipient without regard to the effect it may have upon the Recipient or any Restricted Shares under this Agreement.

8.	Tax Withholding. The parties hereto recognize that the Company or a parent or subsidiary of the Company may be obligated to withhold federal and state income taxes or other taxes upon the vesting of the Restricted Shares, or, in the event that the Recipient elects under Section 83(b) of the Internal Revenue Code to report the receipt of the Restricted Shares as income in the year of receipt, upon the Recipient’s receipt of the Restricted Shares. The Recipient agrees that, at such time, if the Company or a parent or subsidiary is required to withhold such taxes, the Recipient will promptly pay in cash upon demand to the Company, or the parent or subsidiary having such obligation, such amounts as shall be necessary to satisfy such obligation.

9.	Limitation on Change in Control Payments. Notwithstanding anything in this Agreement to the contrary, if, with respect to the Recipient, the acceleration of the vesting of Restricted Shares as provided in Section 2 of this Agreement (which acceleration could be deemed a “payment” within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)), together with any other payments which the Recipient has the right to receive from the Company or any corporation which is a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the “payments” to the Recipient will be reduced to the largest amount as will result in no portion of such “payments” being subject to the excise tax imposed by Section 4999 of the Code. Without limiting the prior sentence, the Recipient will have the discretion to determine which “payments” will be reduced so that no portion of such “payments” are subject to the excise tax imposed by Section 4999 of the Code. Notwithstanding anything to the contrary in this Section 9, if the Recipient is subject to a separate agreement with the Company that expressly addresses the potential application of Section 280G or 4999 of the Code (including, without limitation, that “payments” under such agreement or otherwise will be reduced, that such “payments” will not be reduced or that such “payments” will be “grossed up” for tax purposes), then this Section 9 will not apply, and any “payments” to the Recipient pursuant to Section 2 of this Agreement will be treated as “payments” arising under such separate agreement.

10.	Interpretation of This Agreement. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive upon the Company and the Recipient. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

11.	Award Subject to Plan, Articles of Incorporation and By-Laws. The Recipient acknowledges that the Restricted Shares are subject to the Plan, the Articles of Incorporation, as amended from time to time, and the By-Laws, as amended from time to time, of the Company, and any applicable federal or state laws, rules or regulations.

12.	Binding Effect. This Agreement shall be binding in all respects on the heirs, representatives, successors and assigns of the Recipient.

13.	Choice of Law. This Agreement is entered into under the laws of the State of Minnesota and shall be construed and interpreted thereunder (without regard to its conflict of law principles).

IN WITNESS WHEREOF, the Recipient and the Company have executed this Agreement as of the     day of             , 20    .

RECIPIENT
BUCA, INC.

By

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